Exhibit E


                           MATRIX CAPITAL GROUP, INC.
                               BOARD OF DIRECTORS

Christopher Anci

Peter N. Marron

Eva Sarkany




                           MATRIX CAPITAL GROUP, INC.
                                    OFFICERS

Christopher Anci - President

David Ganley - Senior Vice President

Jennifer Sarkany - Vice President















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